                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report: October 28, 1999

Exact Name of Registrant                   Commission     I.R.S. Employer
as Specified in Its Charter                File Number   Identification No.
---------------------------                -----------   ------------------
   Hawaiian Electric Industries, Inc.           1-8503           99-0208097
   Hawaiian Electric Company, Inc.              1-4955           99-0040500


                                 State of Hawaii
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


                  900 Richards Street, Honolulu, Hawaii 96813
        ----------------------------------------------------------------
             (Address of principal executive offices and zip code)


Registrant's telephone number, including area code:

               (808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)
               (808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

                                          None
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5. Other Events

Forward-looking information
---------------------------

This report and other presentations made by Hawaiian Electric Industries, Inc.
(HEI) and Hawaiian Electric Company, Inc. (HECO) contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Except for historical information contained herein, the matters set forth are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the effect of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries and the Hawaii housing market; the effects of weather and natural disasters; increasing competition in the electric utility industry; capacity and supply constraints or difficulties; new technological developments; governmental and regulatory actions, including decisions in rate cases and on permitting issues; the results of financing efforts; the timing and extent of changes in interest rates; and the risks associated with the installation of new computer systems and the avoidance of Year 2000 problems. Investors are also referred to other risks and uncertainties discussed elsewhere in this report and in other periodic reports previously and subsequently filed by HEI and/or HECO with the Securities and Exchange Commission (SEC).


Special Purpose Revenue Bonds
-----------------------------

It is anticipated that the Department of Budget and Finance of the State of Hawaii will issue and sell, in November 1999, $35 million aggregate principal amount of special purpose revenue bonds on behalf of HECO and $20 million aggregate principal amount of refunding special purpose revenue bonds on behalf of HECO, MECO and HELCO. The proceeds from the sale of the revenue bonds (exclusive of accrued interest), if issued, will be used by HECO to finance costs of facilities for the local furnishing of electricity and other allowed expenses. The proceeds from the sale of the refunding revenue bonds (exclusive of accrued interest), if issued, will be used to provide a portion of the funds required to refund $20 million aggregate principal amount of 7.35% Series 1990A Revenue Bonds prior to stated maturity.

A preliminary official statement with respect to the revenue bonds and refunding revenue bonds is being prepared and is expected to be circulated on or about October 28, 1999. The following provides financial information for HECO and its subsidiaries for the third quarter and the nine months ended September 30, 1999, and other updated information, in advance of the filing by HEI and HECO of their jointly-filed Form 10-Q for the quarter ended September 30, 1999.

Hawaiian Electric Company, Inc. and subsidiaries
Consolidated balance sheets  (unaudited)
                                                                             September 30,           December 31,
(in thousands, except par value)                                                  1999                   1998
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Utility plant, at cost
   Land..................................................................       $    28,284             $   30,312
   Plant and equipment...................................................         2,802,830              2,750,487
   Less accumulated depreciation.........................................        (1,056,196)              (982,172)
   Plant acquisition adjustment, net.....................................               471                    510
   Construction in progress..............................................           164,649                144,035
                                                                              -------------            -----------
         Net utility plant...............................................         1,940,038              1,943,172
                                                                              -------------            -----------
Current assets
   Cash and equivalents..................................................            26,179                 54,783
   Customer accounts receivable, net.....................................            67,452                 69,170
   Accrued unbilled revenues, net........................................            47,568                 43,445
   Other accounts receivable, net........................................             1,665                  4,082
   Fuel oil stock, at average cost.......................................            26,571                 16,778
   Materials and supplies, at average cost...............................            19,310                 17,266
   Prepayments and other.................................................             3,751                  3,858
                                                                              -------------            -----------
         Total current assets............................................           192,496                209,382
                                                                              -------------            -----------
Other assets
   Regulatory assets.....................................................           112,582                108,344
   Other.................................................................            47,234                 50,355
                                                                              -------------            -----------
         Total other assets..............................................           159,816                158,699
                                                                              -------------            -----------
                                                                                $ 2,292,350             $2,311,253
                                                                              =============            ===========
Capitalization and liabilities
Capitalization
   Common stock, $6 2/3 par value, authorized
      50,000 shares; outstanding 12,806 shares...........................       $    85,387             $   85,387
   Premium on capital stock..............................................           295,468                295,344
   Retained earnings.....................................................           421,840                405,836
                                                                              -------------            -----------
         Common stock equity.............................................           802,695                786,567
   Cumulative preferred stock - not subject to mandatory redemption......            34,293                 34,293
   HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed
      debentures.........................................................           100,000                100,000
   Long-term debt, net...................................................           645,176                621,998
                                                                              -------------            -----------
         Total capitalization............................................         1,582,164              1,542,858
                                                                              -------------            -----------
Current liabilities
   Preferred stock sinking fund and optional redemption payments.........                 -                 47,080
   Short-term borrowings - nonaffiliates.................................           103,111                133,863
   Short-term borrowings - affiliate.....................................                 -                  5,550
   Accounts payable......................................................            50,749                 40,008
   Interest and preferred dividends payable..............................            16,739                 11,214
   Taxes accrued.........................................................            70,649                 58,335
   Other.................................................................            21,658                 30,166
                                                                              -------------            -----------
         Total current liabilities.......................................           262,906                326,216
                                                                              -------------            -----------
Deferred credits and other liabilities
   Deferred income taxes.................................................           128,640                128,327
   Unamortized tax credits...............................................            48,502                 48,130
   Other.................................................................            71,660                 66,818
                                                                              -------------            -----------
         Total deferred credits and other liabilities....................           248,802                243,275
                                                                              -------------            -----------
Contributions in aid of construction.....................................           198,478                198,904
                                                                              -------------            -----------
                                                                                $ 2,292,350             $2,311,253
                                                                              =============            ===========

See accompanying notes to HECO's consolidated financial statements.

Hawaiian Electric Company, Inc. and subsidiaries
Consolidated statements of income  (unaudited)
                                                                  Three months ended                     Nine months ended
                                                                      September 30,                         September 30,
(in thousands, except for ratio of earnings               ---------------------------------     ---------------------------------
to fixed charges)                                             1999               1998               1999               1998
---------------------------------------------------------------------------------------------------------------------------------
Operating revenues....................................          $275,925           $257,368           $763,408           $755,615
                                                          --------------     --------------     --------------     --------------
Operating expenses
Fuel oil..............................................            58,942             48,554            151,046            149,734
Purchased power.......................................            71,952             69,148            199,581            204,822
Other operation.......................................            35,730             34,286            100,530            104,251
Maintenance...........................................            14,436             10,508             41,324             31,738
Depreciation and amortization.........................            23,322             21,448             70,041             64,336
Taxes, other than income taxes........................            26,039             24,263             72,459             71,609
Income taxes..........................................            13,419             16,693             36,208             42,253
                                                          --------------     --------------     --------------     --------------
                                                                 243,840            224,900            671,189            668,743
                                                          --------------     --------------     --------------     --------------
Operating income......................................            32,085             32,468             92,219             86,872
                                                          --------------     --------------     --------------     --------------
Other income
Allowance for equity funds used
   during construction................................             1,176              3,139              3,202              8,781
Other, net............................................               998              2,117              3,370              6,439
                                                          --------------     --------------     --------------     --------------
                                                                   2,174              5,256              6,572             15,220
                                                          --------------     --------------     --------------     --------------
Income before interest and other charges..............            34,259             37,724             98,791            102,092
                                                          --------------     --------------     --------------     --------------
Interest and other charges
Interest on long-term debt............................            10,313              9,910             30,139             30,602
Amortization of net bond premium and expense..........               436                374              1,203              1,096
Other interest charges................................             1,494              1,785              5,414              5,086
Allowance for borrowed funds used
   during construction................................              (716)            (1,826)            (1,955)            (5,145)
Preferred stock dividends of subsidiaries.............               229                638                716              1,915
Preferred securities distributions of
   trust subsidiaries.................................             1,919              1,006              5,746              3,019
                                                          --------------     --------------     --------------     --------------
                                                                  13,675             11,887             41,263             36,573
                                                          --------------     --------------     --------------     --------------

Income before preferred stock dividends
   of HECO............................................            20,584             25,837             57,528             65,519
Preferred stock dividends of HECO.....................               269                861                908              2,592
                                                          --------------     --------------     --------------     --------------
Net income for common stock...........................          $ 20,315           $ 24,976           $ 56,620           $ 62,927
                                                          ==============     ==============     ==============     ==============
Ratio of earnings to fixed charges  (SEC method)......                                                    3.07               3.36
                                                                                                ==============     ==============

Hawaiian Electric Company, Inc. and subsidiaries
Consolidated statements of retained earnings  (unaudited)
                                                                   Three months ended                     Nine months ended
                                                                      September 30,                         September 30,
                                                          ---------------------------------     ---------------------------------
(in thousands)                                                   1999               1998               1999               1998
---------------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period................          $415,944           $410,207           $405,836           $387,582
Net income for common stock...........................            20,315             24,976             56,620             62,927
Common stock dividends................................           (14,419)           (28,464)           (40,616)           (43,790)
                                                          --------------     --------------     --------------     --------------
Retained earnings, end of period......................          $421,840           $406,719           $421,840           $406,719
                                                          ==============     ==============     ==============     ==============

HEI owns all the common stock of HECO. Therefore, per share data with respect to shares of common stock of HECO are not meaningful.

See accompanying notes to HECO's consolidated financial statements.

Hawaiian Electric Company, Inc. and subsidiaries
Consolidated statements of cash flows  (unaudited)
                                                                                     Nine months ended
                                                                                        September 30,
                                                                             ----------------------------------
(in thousands)                                                                   1999                    1998
---------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Income before preferred stock dividends of HECO..........................    $   57,528               $  65,519
Adjustments to reconcile income before preferred stock dividends of
 HECO to net cash provided by operating activities
      Depreciation and amortization of property,
         plant and equipment.............................................        70,041                  64,336
      Other amortization.................................................         4,718                   5,204
      Deferred income taxes..............................................           313                   1,830
      Tax credits, net...................................................         1,568                   3,829
      Allowance for equity funds used during construction................        (3,202)                 (8,781)
      Changes in assets and liabilities
           Decrease in accounts receivable...............................         4,135                   1,972
           Decrease (increase) in accrued unbilled revenues..............        (4,123)                  1,191
           Decrease (increase) in fuel oil stock.........................        (9,793)                  9,971
           Decrease (increase) in materials and supplies.................        (2,044)                  1,998
           Increase in regulatory assets.................................        (2,464)                 (2,914)
           Increase (decrease) in accounts payable.......................        10,741                 (11,557)
           Changes in other assets and liabilities.......................        17,546                    (495)
                                                                             ----------               ---------
Net cash provided by operating activities................................       144,964                 132,103
                                                                             ----------               ---------

Cash flows from investing activities
Capital expenditures.....................................................       (68,714)                (98,016)
Contributions in aid of construction.....................................         6,327                   6,310
Proceeds from sales of assets............................................         1,499                       -
Payments on notes receivable.............................................         1,199                   1,141
                                                                             ----------               ---------
Net cash used in investing activities....................................       (59,689)                (90,565)
                                                                             ----------               ---------

Cash flows from financing activities
Common stock dividends...................................................       (40,616)                (43,790)
Preferred stock dividends................................................          (908)                 (2,592)
Preferred securities distributions of trust subsidiaries.................        (5,746)                 (3,019)
Proceeds from issuance of long-term debt.................................        73,052                  72,894
Repayment of long-term debt..............................................       (50,000)                (57,500)
Redemption of preferred stock............................................       (47,080)                 (2,590)
Net decrease in short-term borrowings from nonaffiliates
   and affiliate with original maturities of three months or less........       (36,302)                   (147)
Other....................................................................        (6,279)                   (974)
                                                                             ----------               ---------
Net cash used in financing activities....................................      (113,879)                (37,718)
                                                                             ----------               ---------

Net increase (decrease) in cash and equivalents..........................       (28,604)                  3,820
Cash and equivalents, beginning of period................................        54,783                   1,676
                                                                             ----------               ---------
Cash and equivalents, end of period......................................    $   26,179               $   5,496
                                                                             ==========               =========

See accompanying notes to HECO's consolidated financial statements.

Hawaiian Electric Company, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September  30, 1999 and 1998

(Unaudited)
--------------------------------------------------------------------------------
(1)  Basis of presentation
--------------------------
The accompanying unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) for interim financial information and with the instructions to SEC Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO's Annual Report on SEC Form 10-K for the year ended December 31, 1998 and the consolidated financial statements and the notes thereto in HECO's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

In the opinion of HECO's management, the accompanying unaudited consolidated financial statements contain all material adjustments required by GAAP to present fairly the financial position of HECO and its subsidiaries as of September 30, 1999 and December 31, 1998, the results of their operations for the three and nine months ended September 30, 1999 and 1998, and their cash flows for the nine months ended September 30, 1999 and 1998. All such adjustments are of a normal recurring nature, unless otherwise disclosed in this Form 8-K or other referenced material. Results of operations for interim periods are not necessarily indicative of results for the full year.

Certain reclassifications have been made to prior periods' consolidated financial statements to conform to the 1999 presentation.

(2)  Cash flows
---------------
Supplemental disclosures of cash flow information

Cash paid for interest (net of capitalized amounts) and income taxes was as follows:


                                                                                 Nine months ended
                                                                                   September 30,
                                                                     ---------------------------------------
(in thousands)                                                               1999                  1998
------------------------------------------------------------------------------------------------------------
Interest.............................................................          $28,786               $26,249
                                                                        ==============        ==============

Income taxes.........................................................          $17,352               $22,277
                                                                       ===============        ==============

The decrease in income taxes paid for the nine months ended September 30, 1999 compared to the same period in 1998 was primarily due to a change in the timing of Public Service Company tax deductions.

Supplemental disclosure of noncash activities

The allowance for equity funds used during construction, which was charged to construction in progress as part of the cost of electric utility plant, amounted to $3.2 million and $8.8 million for the nine months ended September 30, 1999 and 1998, respectively. The decrease in 1999 was due to the nonaccrual of AFUDC with respect to HELCO's Keahole project and a lower construction in progress base on which AFUDC is calculated because of the completion of projects and their addition to plant in 1998.

(3)  Commitments and contingencies
----------------------------------

HELCO power situation

Background. In 1991, HELCO identified the need, beginning in 1994, for
----------
additional generation to provide for forecast load growth while maintaining a satisfactory generation reserve margin, to address uncertainties about future deliveries of power from existing firm power producers and to permit the retirement of older generating units. Accordingly, HELCO proceeded with plans to install at its Keahole power plant site two 20 megawatt (MW) combustion turbines (CT-4 and CT-5), followed by an 18 MW heat recovery steam generator (ST-7), at which time these units would be converted to a 58 MW dual-train combined-cycle
(DTCC) unit. In January 1994, the Public Utilities Commission of the State of Hawaii (PUC) approved expenditures for CT-4, which HELCO had planned to install in late 1994.

The timing of the installation of HELCO's phased DTCC unit at the Keahole power plant site has been revised on several occasions due to delays, described below, in (a) obtaining approval from the Hawaii Board of Land and Natural Resources
(BLNR) of a Conservation District Use Permit (CDUP) amendment and (b) obtaining from the Department of Health of the State of Hawaii (DOH) and the U.S. Environmental Protection Agency (EPA) a Prevention of Significant Deterioration/Covered Source permit (PSD permit) for the Keahole power plant site. The delays are primarily attributable to lawsuits, claims and petitions filed by independent power producers and other parties.

CDUP amendment. On July 10, 1997, the Third Circuit Court of the State of Hawaii
---------------
issued its Amended Findings of Fact, Conclusions of Law, Decision and Order addressing HELCO's appeal of an order of the BLNR, along with other consolidated civil cases relating to HELCO's application for a CDUP amendment. Because the BLNR failed to take valid agency action or render a proper decision within the 180 day statutory deadline (as calculated by the Court), the Court ruled that HELCO was automatically entitled to put its land to the uses requested in its CDUP amendment application pursuant to the default provision of Section 183-41, Hawaii Revised Statutes (HRS). This decision allows HELCO to use its Keahole property as requested in its application. An amended order to the same effect was issued on August 18, 1997. Final judgments have been entered in all of the consolidated cases. Appeals with respect to the final judgments for certain of the cases have been filed with the Hawaii Supreme Court. Motions filed with the Third Circuit Court to stay the effectiveness of the judgments pending resolution of the appeals were denied in April and July 1998 (in response to a motion for reconsideration). In August 1998, the Hawaii Supreme Court denied nonhearing motions for stay of final judgment pending resolution of the appeals. Management believes that HELCO will ultimately prevail on appeal and that the final judgments of the Third Circuit Court will be upheld.

The final judgment with respect to HELCO's entitlement to automatically put its land to the uses requested in its CDUP amendment application (which is in part 1 of the final judgment, and is referred to as HELCO's "default entitlement") was entered February 11, 1998. The final judgment also states that HELCO must comply with the conditions in its application (part 2 of the final judgment), and that the standard conditions in Section 13-2-21 of the Hawaii Administrative Rules
(HAR), the rules of the Department of Land and Natural Resources (DLNR), do not apply to the extent the standard conditions are incompatible with HRS Section 183-41 (part 3 of the final judgment). On August 17, 1999, certain plaintiffs filed a joint motion to enforce parts 2 and 3 of the final judgment (relating to applicable conditions) and to stay part 1 of the final judgment (the default entitlement) until such time as the applicable conditions were identified and it was determined whether HELCO had or could meet the applicable conditions. At a September 23, 1999 hearing, the Third Circuit Court ruled that the BLNR must issue a written decision by November 30, 1999 on certain issues raised in the administrative petition filed by the Keahole Defense Coalition (KDC) in August 1998, including specific determinations of which conditions are not inconsistent with HELCO's ability to proceed under the default entitlement. If a written decision on the applicable conditions has not been distributed by the BLNR by that date, the Court stated that it would impose a stay on HELCO's ability to proceed under the default entitlement, effective as of noon on November 30, 1999. At a BLNR meeting on October 22, 1999, the BLNR determined that all standard land use conditions applied to HELCO's default entitlement. Once a written decision is issued by the BLNR to interested parties, the issue of a stay should be moot. See "BLNR petition" herein.

PSD permit. In November 1995, the EPA declined to sign HELCO's PSD permit for
----------
the combined-cycle unit. HELCO revised its permit application and, in 1997, the EPA approved a revised draft permit and the DOH issued a final PSD permit for HELCO's DTCC unit. Nine appeals of the issuance of the permit were filed with the EPA's Environmental Appeals Board (EAB) in December 1997.

On November 25, 1998, the EAB issued an Order Denying Review in Part and Remanding in Part. The EAB denied appeals of the permit that were based on challenges to (1) the DOH's use of a netting analysis (with respect to nitrogen oxide (NOx) emissions), (2) the DOH's determination of Best Available Control Technology (BACT) for control of sulfur dioxide emissions, and (3) certain aspects of the DOH's ambient air and source impact analysis. However, the EAB concluded that the DOH had not adequately responded to comments that had been made during the public comment period that data relating to certain ambient air concentrations were outdated or were measured at unrepresentative locations. The EAB remanded the proceedings and directed the DOH to reopen the permit for the limited purpose of (1) providing an updated air quality impact report incorporating current data on sulfur dioxide and particulate matter ambient concentrations and (2) providing a sufficient explanation of why the carbon monoxide and ozone data used to support the permit are reasonably representative, or performing a new air quality analysis based on data shown to be representative of the air quality in the area to be affected by the project. The EAB directed the DOH to accept and respond to public comments on the DOH's decisions with respect to these issues and ruled that any further appeals of its decision would be limited to the issues addressed on remand. On March 3, 1999, the EAB issued an Order denying motions for reconsideration which had been filed by HELCO, KDC and Kawaihae Cogeneration Partners (KCP).

As a result of the EAB's decision on November 25, 1998 and its denial of all motions for reconsideration on March 3, 1999, there have been further delays in HELCO's construction of CT-4 and CT-5. The actual length of the delays will depend on the actions needed to address the EAB's rulings. HELCO continues to work with the DOH to address the issues specified in the EAB remand order, with the objective of having the final permit reissued by the end of January 2000 and of reaching a final resolution of any appeals to the EAB as expeditiously as possible thereafter. As part of the remand process, DOH held a public hearing on the draft permit on October 7, 1999, limited to the issues remanded by the EAB. The next steps will be for the DOH to respond to the public comments made at the hearing and to submit the proposed permit to the EPA for approval. HELCO believes that the PSD permit will eventually be obtained.

KDC declaratory judgment action. In February 1997, KDC and three individuals
-------------------------------
(Plaintiffs) filed a lawsuit in the Third Circuit Court of the State of Hawaii against HELCO, the director of the DOH, and the BLNR, seeking declaratory rulings with regard to five counts alleging that, with regard to the Keahole project, one or more of the defendants had violated, or could not allow the plant to operate without violating, the State Clean Air Act, the State Noise Pollution Act, conditions of HELCO's conditional use permit, covenants of HELCO's land patent and Hawaii administrative rules regarding standard conditions applicable to land permits. The Complaint was amended in March of 1998 to add a sixth count, claiming that an amendment to a provision of the land patent (relating to the conditions under which the State could repurchase the land) is void and that the original provision should be reinstated.

On April 12, 1999, the Court ruled that, because there were no remaining issues of fact in the case, a May 1999 trial date was vacated, no further discovery was authorized, and proceedings before the

Court were suspended pending any further administrative action by the DOH and the BLNR. The Court's rulings to date on the six counts in the KDC complaint are as follows:

  1. Count I (State Clean Air Act): At a hearing on April 5, 1999, the Court ruled that the DOH was within its discretionary authority in granting HELCO's requests for additional extensions of time to file its Title V air permit applications.

  2. Count II (State Noise Pollution Act): At a hearing relating to Count II on February 16, 1999, the DOH notified the Court and the parties of a change in its interpretation of the noise rules promulgated under the State Noise Pollution Act. The change in interpretation would apply to the Keahole plant the noise standard applicable to the emitter property (which the DOH claims to be a 55 dBA (daytime) and 45 dBA (nighttime) standard) rather than the previously-applied noise standard of the receptor properties in the surrounding agricultural park (a 70 dBA standard).

      In response to the new position announced by the DOH, on February 23, 1999 HELCO filed a declaratory judgment action against the DOH, alleging that the noise rules were invalid on constitutional grounds. At a hearing on March 31, 1999, the Court granted KDC's motion to dismiss HELCO's complaint and Plaintiffs' motion for reconsideration on Count II and ruled that the applicable noise standard was 55 dBA daytime and 45 dBA nighttime. The Court specifically reserved ruling on HELCO's claims or potential claims based on estoppel and on the constitutionality of the noise rules "as applied" to HELCO's Keahole plant. On May 12, 1999, the Order dismissing HELCO's declaratory judgment complaint was issued and Final Judgment was entered. The DOH objected to the entry of Final Judgment before all issues in the lawsuit were resolved, but an Order denying that motion was issued on July 26, 1999. HELCO filed a notice of appeal on August 25, 1999 and KDC filed a notice of cross-appeal on September 3, 1999.

      On March 31, 1999, the Court granted in part and denied in part HELCO's motion for leave to file a cross-claim and a third-party complaint, stating that HELCO may file such motions on the "as applied" and "estoppel" claims once the DOH actually applies the 55/45 dBA noise standard to the Keahole plant. An Order confirming this ruling was entered on June 1, 1999.

      The DOH has not issued any formal enforcement action applying the 55/45 dBA standard to the Keahole plant.

  3. Count III (violation of CDUP): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to the BLNR. (Should DOH find HELCO in violation of the noise rules (see Count II), the BLNR would be called to act on the impact of such violation, if any, on the CDUP.)

  4. Count IV (violations of HELCO's land patent): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to the BLNR. (Should DOH find HELCO in violation of the noise rules (see Count II), the BLNR would be called to act on the impact of such violation, if any, on the land patent.)

  5. Count V (HELCO's ability to comply with land use regulations): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to the BLNR for resolution of the administrative proceeding now pending before it. (See "BLNR petition" herein.)

  6. Count VI (amendment of HELCO's land patent): At the March 31, 1999 hearing, the Court granted Plaintiffs' motion for summary judgment, finding that a 1984 amendment to HELCO's land patent was invalid because the BLNR had failed to comply with the statutory procedure relating to amendments. The amendment was intended to correct an error in the original land patent with regard to the repurchase clause in the patent and to conform the language to the applicable statute, under which the State would have the right to repurchase the site (as opposed to an automatic reversion) if it were no longer used for utility purposes. HELCO and the BLNR have discussed correcting this matter through an administrative or judicial reformation of the land patent.

If and when the DOH and the BLNR/DLNR act on the issues relating to Counts II through VI, and depending upon their rulings, the KDC lawsuit may be moot. Meanwhile, HELCO is exploring possible noise mitigation measures, which can be implemented if necessary, for both the existing units and CT-4 and CT-5.

Orders were entered on April 16, 1999 with regard to Count I, May 18, 1999 with regard to Count VI, and June 3, 1999 with regard to Counts II through V. On April 30, 1999, KDC filed a motion to determine prevailing party and to tax attorney fees and costs and a motion for discovery sanctions. After hearing, the Court ruled that plaintiffs were the prevailing party as to Counts II and V and were entitled to fees and costs with regard to those counts, denied plaintiffs' motion for fees as the prevailing party with regard to Count VI, denied HELCO's motion for fees as the prevailing party with regard to Count I and granted plaintiffs' request for discovery sanctions against HELCO for late supplementation of responses to discovery requests. HELCO filed motions to alter or amend the orders regarding attorneys' fees and costs, and orders granting those motions were issued on September 22, 1999.

HELCO intends to continue to vigorously defend against the claims raised in this case and in related administrative actions.

Other complaints. Two additional cases were filed in 1998. First, in March 1998,
----------------
one of the Plaintiffs filed a complaint for declaratory judgment against HELCO, the BLNR and the DLNR. The complaint alleges a violation of plaintiff's constitutional due process rights because the land use conditions (if any) which apply to HELCO's use of the Keahole site were determined administratively by the DLNR (through a letter issued to HELCO on January 30, 1998) rather than being decided by the BLNR in a contested case. Also filed with the complaint was a motion to stay enforcement of the DLNR letter, which motion was denied in April 1998. Second, in May 1998, Waimana Enterprises, Inc., whose subsidiary is a partner in KCP, filed a lawsuit in the Third Circuit Court of the State of Hawaii, asking for a declaration that the January 1998 DLNR letter is void and seeking an injunction to prevent HELCO from further construction until the Court or the BLNR, at a public hearing, determines what conditions and limitations apply and whether HELCO is in compliance with them. At a hearing on February 8, 1999, the parties agreed, and the Court orally ordered, the consolidation of the Plaintiff's lawsuit with the KDC lawsuit and the dismissal with prejudice of the Waimana lawsuit. The Plaintiff filed a motion for summary judgment with regard to the claims in her lawsuit and the BLNR and DLNR, joined by HELCO, also filed a motion for summary judgment in that lawsuit. At the March 31, 1999 hearing, the Court granted the BLNR/DLNR motion and HELCO's joinder, finding that the January 30, 1998 letter was a ministerial function properly performed by DLNR. A proposed Order was approved by all counsel, but has not yet been entered by the Court.

BLNR petition. On August 5, 1998, KDC filed with the BLNR a Petition for
--------------
Declaratory Ruling under HRS Section 91-8. The petition alleged that the standard conditions in HAR Section 13-2-21 apply to HELCO's default entitlement to use its Keahole site, that the letter issued to HELCO by the DLNR in January 1998 was erroneous because it failed to incorporate all conditions applicable to the existing permits, and that the DOH issued three separate Notices of Violation (NOVs) to HELCO in 1992 and 1998 for violation of clean air rules, which NOVs are alleged to constitute violations under the existing permits and render such permits null and void. The petition requested that the BLNR commence a contested case on the petition; that the BLNR determine that HELCO has violated the terms of its existing conditional use permits, causing such permits to be null and void; and that the BLNR determine that HELCO has violated the conditions applicable to its default entitlement, such that HELCO should be enjoined from using the Keahole property under such default entitlement. The BLNR requested that each of the parties submit statements of position on the issues and HELCO filed its statement in October 1998. The last of the responsive submissions of the parties was filed in December 1998. Pursuant to a ruling from the Third Circuit Court that the BLNR decide certain issues raised in this petition by November 30, 1999 (see "CDUP amendment" herein), these issues were discussed at an October 22, 1999 BLNR meeting. The BLNR determined that none of the standard land use conditions were inconsistent with HELCO's ability to proceed under its default entitlement and, therefore, each of the standard land use conditions applied to the expansion. However, the BLNR has not yet determined whether HELCO has complied with the applicable conditions. The BLNR also determined that specific conditions imposed by the BLNR on HELCO's original CDUP and amendments thereto continue to apply to the existing plant but not to the expansion under the default entitlement. The BLNR still needs to address the remaining issues raised in the petition.

IPP complaints. Two independent power producers (IPPs), KCP and Enserch
--------------
Development Corporation (Enserch), filed separate complaints against HELCO with the PUC in 1993 and 1994, respectively, alleging that they are entitled to power purchase contracts to provide HELCO with additional capacity, which they claimed would be a substitute for HELCO's planned 58 MW DTCC unit at Keahole.

In September 1995, the PUC allowed HELCO to continue to pursue construction of and commit expenditures for the second combustion turbine (CT-5) and the steam recovery generator (ST-7) for its planned DTCC unit, but stated in its order that "no part of the project may be included in HELCO's rate base unless and until the project is in fact installed, and is used and useful for utility purposes." The PUC also ordered HELCO to continue negotiating with the IPPs and held that the facility to be built (i.e., either HELCO's or one of the IPP's) should be the one that can be most expeditiously put into service at "allowable cost."

The current status of the IPPs' PUC complaints, and of a complaint filed by Hilo Coast Power Company (HCPC) in April 1997, is as follows:

     Enserch complaint. On January 16, 1998, HELCO filed with the PUC an
     -----------------
     application for approval of a power purchase agreement for a 60 MW (net) facility and an interconnection agreement with Encogen Hawaii, L.P. (Encogen), an Enserch affiliate, both dated October 22, 1997. The PUC issued a decision and order approving the agreements on July 14, 1999. The decision was amended at HELCO's request on July 21, 1999 and became final and nonappealable on August 23, 1999. According to Encogen, its first phase of 22 MW is expected to be in-service in July 2000 and the remainder of its 60 MW facility is expected to be in-service in November 2000.

     KCP complaint. In January 1996, the PUC ordered HELCO to continue in good
     -------------
     faith to negotiate a power purchase agreement with KCP. In May 1997, KCP filed a motion for unspecified "sanctions" against HELCO for allegedly failing to negotiate in good faith. In June 1997, KCP filed a motion asking the PUC to designate KCP's facility as the next generating unit on the HELCO system and to determine the "allowable cost" which would be payable by HELCO to KCP. HELCO filed memoranda in opposition to KCP's motions. The PUC held an evidentiary hearing in August 1997. KCP filed two other motions, which HELCO opposed, to supplement the record. The PUC issued an Order in June 1998 which denied all of KCP's pending motions; provided rulings and/or guidance on certain avoided cost and contract issues; directed HELCO to prepare an updated avoided cost calculation that includes the Encogen agreement; and directed HELCO and KCP to resume contract negotiations. HELCO filed a motion for partial reconsideration with respect to one avoided cost issue. The PUC granted HELCO's motion and modified its order in July 1998. HELCO resumed negotiations with KCP in 1998 in compliance with the Order, but no agreement has been reached. On November 20, 1998, KCP filed a motion asking the PUC to appoint a hearings officer to make a recommendation to the PUC regarding the terms and conditions of a power purchase agreement and the calculation of avoided cost. HELCO filed a memorandum in opposition to KCP's motion on December 2, 1998. On July 9, 1999, KCP filed an additional motion, asking the PUC to reopen its complaint docket and to enforce the Public Utility Regulatory Policies Act of 1978 by calculating the utility's avoided cost. HELCO filed a memorandum in opposition to KCP's motion on July 16, 1999, KCP filed a reply on July 22, 1999 and the Consumer Advocate filed a statement of position on August 2, 1999.

     HCPC complaint. In April 1997, HCPC filed a complaint against HELCO with
     --------------
     the PUC, requesting an immediate hearing on HCPC's offer for a new 20-year power purchase agreement for its existing facility, which is proposed to be expanded from 22 MW to 32 MW. HCPC's existing power purchase agreement is scheduled to terminate at the end of 1999. The PUC converted the HCPC complaint into a purchased power contract negotiation proceeding. HCPC submitted a new proposal in the proceeding in March 1998 for a 32-year power purchase agreement. An evidentiary hearing, which was limited to three issues affecting the calculation of avoided costs, was held in April 1998. On November 25, 1998, the PUC issued a Decision and Order in the HCPC complaint docket and directed that HCPC and HELCO continue to negotiate a power purchase agreement and by February of 1999 submit to the PUC either a finalized agreement or reports informing the PUC of the matters preventing the finalization of an agreement. The parties entered into negotiations but did not finalize an agreement at that time. Status reports were filed by HCPC and HELCO in February 1999. In its status report, HELCO requested a hearing with respect to pricing and avoided cost issues. The PUC issued an Order reopening the docket to further assist HELCO and HCPC in negotiating an agreement and giving each party an opportunity to file supplemental memoranda. HELCO filed a Motion for Partial Reconsideration of the Order, stating that it would waive its right to a hearing if it were allowed to present oral arguments to the PUC. The PUC granted HELCO's motion, and oral arguments were held on March 25, 1999. On June 24, 1999, the PUC issued an Order in which it agreed with HELCO's avoided cost calculation. The PUC ordered HELCO and HCPC to continue negotiations consistent with the Order and to submit either a finalized agreement or, if no agreement is reached, to submit written reports informing the PUC of the matters that are preventing finalization of an agreement. Reports were submitted by HCPC and HELCO on August 18, 1999.

     Subsequently, HELCO and HCPC reached agreement on an amended and restated agreement in October 1999. The term of the agreement, which is for the provision of 22 MW, is for five years (through December 31, 2004) and may continue beyond that time unless either party provides notice of termination to the other party by May 31 in the year of termination. HELCO has the right to terminate the contract as of the end of 2002, 2003 or 2004 for amounts specified in the contract. The agreement is subject to PUC approval, and will be void unless an acceptable interim or final PUC approval order is issued by November 30, 1999 (unless such date is extended). An application for approval was submitted to the PUC on October 12, 1999. The PUC issued information requests to HELCO on October 20, 1999.

Management cannot determine at this time whether the amended and restated agreement with HCPC will be approved by the PUC or whether the negotiations with KCP or related PUC proceedings will result in the execution and/or PUC approval of an additional power purchase agreement.

Pre-PSD work and notices of violation. The costs for the CT-4 project (and, to a
-------------------------------------
lesser extent, the CT-5 project) include the costs of certain facilities that benefit the existing Keahole power plant, but were originally scheduled to be installed at the same time as the new generating units. HELCO proceeded with the construction of the facilities that could be constructed prior to receipt of the PSD permits for CT-4 and CT-5 (pre-PSD facilities) after receipt of the CDUP amendment (as a result of the Third Circuit Court orders). (See "CDUP amendment" herein.)

     Pre-PSD facilities.  The pre-PSD facilities include a
     ------------------
     shop/warehouse/administration building (completed in 1998), fire protection system upgrades (completed in September 1999), and a new water treatment system (which is expected to be completed by the end of 1999, and will supply the demineralized water needs of the existing CT at Keahole).

     DOH notice of violation. In July 1998, the DOH issued an NOV to HELCO for
     ------------------------
     items allegedly constituting unauthorized construction activity at the Keahole Generating Station prior to receipt of an effective PSD permit for CT-4 and CT-5. The NOV required HELCO to immediately halt construction activities on pipe rack foundations, a retaining wall and an oil/water separator, and imposed a fine of $48,800. HELCO complied with the stop work order on the designated items and paid the fine.

     EPA notice of violation. In September 1998, the EPA issued an NOV to HELCO
     -----------------------
     stating that HELCO violated the Hawaii State Implementation Plan by commencing construction activities at the Keahole generating station without first obtaining a final air permit. By law, 30 days after the NOV, the EPA may issue an order requiring compliance with applicable laws, assessing penalties and/or commencing a civil action seeking an injunction; however, no order has yet been issued. HELCO has put the EPA on notice that certain construction activities not affected by the NOV are continuing, and has received approval to proceed with certain construction activities. However, HELCO has halted work on other construction activities at Keahole until further notice is provided or approval is obtained from the EPA, or until the final air permit is received.

Contingency planning.  In June 1995, HELCO filed with the PUC its generation
---------------------
resource contingency plan detailing alternatives and mitigation measures to address the delays that have occurred in adding new generation. Actions under the plan (such as deferring the retirements of older, smaller units) have helped HELCO maintain its reserve margin and reduce the risk of near-term capacity shortages. In January 1996, the PUC opened a proceeding to evaluate HELCO's contingency resource plan and HELCO's efforts to insure system reliability. HELCO has filed reports with the PUC from time to time updating the contingency plan and the status of implementing the plan. The last update was filed on March 1, 1999, and another update is planned to be filed shortly.

The first increment of new generation is now expected to be added in July 2000 (Encogen's 22 MW CT), at the earliest. Despite delays in adding new generation, HELCO's mitigation measures (including an extension of power purchases from HCPC) should provide HELCO with sufficient generation reserve margin to cover its projected monthly system peaks with units on scheduled maintenance until new generation is added in 2000 or 2001. However, if the amended and restated HCPC agreement (extending HCPC's provision of 22 MW of firm capacity beyond December 31, 1999) is not approved (see "IPP complaints, HCPC complaint" herein), HELCO's reserve margin (based on firm capacity without considering as-available resources such as wind and run-of-the-river hydroelectric generators) in 2000 will be less than the margin called for by its generation planning criteria until new generation is added. (HELCO would have sufficient generation to cover projected monthly system peak loads with units on scheduled maintenance, but might not always have enough reserve margin to make up for the unexpected outage of one of its largest generation units beginning in January 2000 until new generation is added.) The five-year extension of power purchases from HCPC, which can be terminated after two years (upon payment of a $1.5 million early termination payment), is intended to allow HELCO to maintain its generation reserve margin at an acceptable level until new generation is added, and to provide HELCO with a reserve cushion in the event of further delays in adding new generation.

Additional increments of new firm capacity after Encogen's first CT are expected to be added in November 2000 (the remaining 38 MW of Encogen's 60 MW DTCC unit), and in early 2001 (CT-4 and CT-5). As new generation is added, beginning with the completion of Encogen's 60 MW unit, HELCO will retire its older, smaller generating units.

Project status and costs incurred. Although management believes it has acted
---------------------------------
prudently with respect to the Keahole project, effective December 1, 1998, HELCO decided to discontinue, for financial reporting purposes, the accrual of an Allowance For Funds Used During Construction (AFUDC) on CT-4 and CT-5 (which would have been approximately $0.4 million after tax per month). The length of the delays to date and potential further delays were factors considered by management in its decision to discontinue the accrual of AFUDC. HELCO has also deferred plans for ST-7 to approximately 2006 or 2007, unless the Encogen facility is not placed in service as planned. In December 1998, HELCO removed $0.8 million in costs accumulated against ST-7 from construction work-in-progress, writing off $0.6 million and reclassifying $0.2 million in costs to inventory, since ST-7 would not be needed in the immediate future.

HELCO believes that issues surrounding the CDUP amendment, the PSD permit, the declaratory judgment actions, the BLNR petition and related matters will be satisfactorily resolved and will not prevent it from constructing CT-4 and CT-5. HELCO's current plan contemplates that CT-4 and CT-5 will be added to its system by early 2001. Under HELCO's current estimate of generating capacity requirements, there will be a need for new capacity after the addition of Encogen. The continuation of power purchases from HCPC, which can be terminated at the end of 2001 upon payment of an early termination amount (see "IPP complaints, HCPC complaint" herein), is intended to allow HELCO to maintain its generation reserve margin at an acceptable level until new generation is added (whether by Encogen or by HELCO) and to provide HELCO with a reserve cushion in the event of further delays in adding new generation, and is not intended to defer the installation of CT-4 and CT-5.

If it becomes probable that CT-4 and/or CT-5 will not be installed, HELCO may be required to write-off a material portion of the costs incurred in its efforts to put these units into service. As of September 30, 1999, HELCO's costs incurred in its efforts to put CT-4 and CT-5 into service amounted to $ 77.3 million, including approximately $32.3 million for equipment and material purchases, approximately $23.5 million for planning, engineering, permitting, site development and other costs and approximately $21.5 million for AFUDC accrued through November 30, 1998, after which HELCO stopped accruing AFUDC. Of the $77.3 million referred to above, $18.0 million is included in the cost of the pre-PSD facilities (see "Pre-PSD work and notices of violation" herein). It is the opinion of management that no adjustment is required to these costs as of September 30, 1999.

Competition proceeding

On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. After a collaborative process involving the 19 parties to the proceeding, final statements of position were prepared by several of the parties and submitted to the PUC in October 1998. HECO's position is that retail competition is not feasible in Hawaii, but that some of the benefits of competition can be achieved through competitive bidding for new generation, performance-based rate-making and innovative pricing provisions. The other parties to the proceeding advanced numerous other proposals in their statements of position. The PUC will determine what subsequent steps will be followed in the proceeding, but no timetable has been set for such a determination. Some of the parties may seek state legislative action on their proposals. HECO cannot predict what the ultimate outcome of the proceeding will be or which (if any) of the proposals advanced in the proceeding will be implemented.

Environmental regulation

In early 1995, the DOH initially advised HECO and others that it was conducting an investigation to determine the nature and extent of actual or potential releases of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. The DOH issued letters in December 1995, indicating that it had identified a number of parties, including HECO, who appear to be potentially responsible for the contamination and/or to operate their facilities upon contaminated land. The DOH met with these identified parties in January 1996 and certain of the identified parties [including HECO, Chevron Products Company, Equilon Enterprises LLC (formerly Shell Oil Products Company), the State of Hawaii Department of Transportation Harbors Division and others] formed a Technical Work Group and a Legal Work Group which now function together as the Honolulu Harbor Working Group. Effective January 30, 1998, the Honolulu Harbor Working Group and the DOH entered into a voluntary agreement and scope of work to determine the nature and extent of any contamination, the responsible parties and appropriate remedial actions.

On April 19, 1999, the Honolulu Harbor Working Group submitted to the DOH a "Data Assimilation and Review" report, which presents the results of a study conducted by a consultant to document environmental conditions in the Iwilei Unit of the Honolulu Harbor study area related to potential petroleum impacts. The location and sources (confirmed and potential) of petroleum releases were identified.

On September 3, 1999, the Honolulu Harbor Working Group submitted a report that included the identification and evaluation of potential hazardous areas, a preliminary risk screening and recommendations for additional data gathering to allow an assessment of the need for risk-based corrective action.

On July 14, 1999, the Honolulu Harbor Working Group engaged PHR Environmental Consultants, Inc. (PHR) to assist in identifying additional potentially responsible parties. On October 7, 1999, PHR submitted a report to the DOH identifying 30 additional potentially responsible parties.

Because the process for determining appropriate remedial and cleanup action, if any, is at an early stage, management cannot predict at this time the costs of further site analysis or future remediation and cleanup requirements, nor can it estimate when such costs would be incurred. Certain of the costs incurred may be claimed and covered under insurance policies, but such coverage is not determinable at this time.

Also, see discussion of the DOH NOV and the EPA NOV issued to HELCO above.

(4)  HECO-obligated mandatorily redeemable trust preferred securities of
-------------------------------------------------------------------------
     subsidiary trusts holding solely HECO and HECO-guaranteed debentures
     --------------------------------------------------------------------

In March 1997, HECO Capital Trust I (Trust I), a grantor trust and a wholly owned subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997 (1997 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1997 trust preferred securities and the common securities were used by Trust I to purchase 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 (1997 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1997 junior deferrable debentures, which bear interest at 8.05% and mature on March 27, 2027, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust I. The 1997 trust preferred securities must be redeemed at the maturity of the underlying debt on March 27, 2027, which maturity may be shortened to a date no earlier than March 27, 2002 or extended to a date no later than March 27, 2046, and are not redeemable at the option of the holders, but may be redeemed by Trust I, in whole or in part, from time to time, on or after March 27, 2002 or upon the occurrence of certain events.

In December 1998, HECO Capital Trust II (Trust II), a grantor trust and a wholly owned subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 7.30% Cumulative Quarterly Income Preferred Securities, Series 1998 (1998 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1998 trust preferred securities and the common securities were used by Trust II to purchase 7.30% Junior Subordinated Deferrable Interest

Debentures, Series 1998 (1998 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1998 junior deferrable debentures, which bear interest at 7.30% and mature on December 15, 2028, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust II. The 1998 trust preferred securities must be redeemed at the maturity of the underlying debt on December 15, 2028, which maturity may be shortened to a date no earlier than December 15, 2003 or extended to a date no later than December 15, 2047, and are not redeemable at the option of the holders, but may be redeemed by Trust II, in whole or in part, from time to time, on or after December 15, 2003 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust II in the underlying debt securities of HECO, HELCO and MECO, who used such proceeds from the sale of the 1998 junior deferrable debentures primarily to effect the redemption of certain series of their preferred stock having a total par value of $47 million.

The 1997 and 1998 junior deferrable debentures and the common securities of the Trusts have been eliminated in HECO's consolidated balance sheets as of September 30, 1999 and December 31, 1998. The 1997 and 1998 junior deferrable debentures are redeemable only (i) at the option of HECO, MECO and HELCO, respectively, in whole or in part, on or after March 27, 2002 (1997 junior deferrable debentures) and December 15, 2003 (1998 junior deferrable debentures) or (ii) at the option of HECO, in whole, upon the occurrence of a "Special Event" (relating to certain changes in laws or regulations).

(5)  Accounting changes
-----------------------

Costs of computer software developed or obtained for internal use and start-up activities

In March 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that certain costs, including certain payroll and payroll-related costs, be capitalized and amortized over the estimated useful life of the software. In April 1998, the AICPA Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which requires that costs of start-up activities, including organization costs, be expensed as incurred. The provisions of SOP 98-1 and SOP 98-5 are effective for fiscal years beginning after December 15, 1998. HECO and its subsidiaries adopted SOP 98-1 and SOP 98-5 effective January 1, 1999. The adoption of SOP 98-1 and SOP 98-5 did not have a material effect on HECO's consolidated financial condition, results of operations or liquidity.

Derivative instruments and hedging activities

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the provisions of SFAS No. 133 were amended by SFAS No. 137 to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. HECO and its subsidiaries will adopt SFAS No. 133, as amended, on January 1, 2001, but management has not yet determined the impact, if any, of adoption.

(6)  Summarized financial information
-------------------------------------

Summarized financial information for HECO's subsidiaries, HELCO and MECO, is as follows:

Balance sheet data
                                                        HELCO                                     MECO
                                        ------------------------------------     -------------------------------------
                                         September 30,         December 31,        September 30,         December 31,
(in thousands)                                1999                 1998                 1999                 1998
----------------------------------------------------------------------------------------------------------------------
Current assets........................         $ 39,453             $ 35,473             $ 40,129             $ 41,103
Noncurrent assets.....................          423,158              424,278              393,215              382,517
                                               --------             --------             --------             --------
                                               $462,611             $459,751             $433,344             $423,620
                                               ========             ========             ========             ========


Common stock equity...................         $159,419             $157,269             $165,066             $157,402
Cumulative preferred stock-not subject
    to mandatory redemption...........            7,000                7,000                5,000                5,000
Current liabilities...................           49,814               62,313               31,926               32,052
Noncurrent liabilities................          246,378              233,169              231,352              229,166
                                               --------             --------             --------             --------
                                               $462,611             $459,751             $433,344             $423,620
                                               ========             ========             ========             ========

Income statement data
                                           HELCO                                                   MECO
                      ---------------------------------------------------------------------------------------------------------
                       Three months ended         Nine months ended            Three months ended          Nine months ended
                          September 30,             September 30,                 September 30,              September 30,
                      ------------------------ ------------------------- ---------------------------- -------------------------
(in thousands)         1999        1998            1999        1998            1999        1998           1999        1998
-------------------------------------------------------------------------------------------------------------------------------
Operating
   revenues.......     $41,212     $39,159        $116,039    $115,536         $41,795     $35,108         $114,775    $103,353
Operating
   income.........       6,584       5,153          16,471      14,523           5,566       5,207           17,719      14,570
Net income for
   common stock...       3,943       4,498           8,652      12,331           3,418       4,196           10,429      11,378

HECO has not provided separate financial statements and other disclosures concerning MECO and HELCO because in the opinion of management, such financial statements and other information are not material to holders of the 1997 and 1998 junior deferrable debentures issued by MECO and HELCO which have been fully and unconditionally guaranteed by HECO.

(7)  Reconciliation of electric utility operating income per HEI and HECO
--------------------------------------------------------------------------
    consolidated statements of income
    ---------------------------------

                                                                 Three months ended                 Nine months ended
                                                                    September 30,                     September 30,
                                                           ------------------------------   -------------------------------
(in thousands)                                                1999               1998             1999              1998
---------------------------------------------------------------------------------------------------------------------------
Operating income from regulated and nonregulated
 activities before income taxes (per HEI consolidated
 statements of income).................................      $ 46,472           $ 51,266         $131,709          $135,525
Deduct:
 Income taxes on regulated activities..................       (13,419)           (16,693)         (36,208)          (42,253)
 Revenues from nonregulated activities.................        (1,358)            (2,316)          (3,938)           (6,879)
Add:
 Expenses from nonregulated activities.................           390                211              656               479
                                                             --------           --------         --------          --------
Operating income from regulated activities after
 income taxes (per HECO consolidated statements of           $ 32,085           $ 32,468         $ 92,219          $ 86,872
 income)...............................................      ========           ========         ========          ========

Excerpts from Management's Discussion and Analysis of Financial Condition and
-----------------------------------------------------------------------------
Results of Operations
---------------------

The following discussion should be read in conjunction with the consolidated financial statements of HECO and accompanying notes.

                             RESULTS OF OPERATIONS

Electric utility
----------------

                                 Three months ended
                                    September 30,                   %
(in thousands, except per     ---------------------------                       Primary reason(s) for significant
 barrel amounts)                 1999          1998               change                      change
-----------------------------------------------------------------------------------------------------------------------------------
Revenues.................   $277,283          $259,684             7                Higher fuel oil prices, the effects
                                                                                    of which are passed on to customers
                                                                                    ($13 million), 0.6% higher KWH sales
                                                                                    ($3 million) and higher rates at MECO
                                                                                    ($3 million)
Expenses
  Fuel oil...............     58,942            48,554            21                Higher fuel oil prices, partly offset
                                                                                    by lower KWH's generated

  Purchased power........     71,952            69,148             4                Higher KWHs purchased and fuel prices

  Other..................     99,917            90,716            10                Higher other operation, maintenance
                                                                                    and depreciation and amortization
                                                                                    expenses

Operating income.........     46,472            51,266            (9)               Higher KWH sales and rates at MECO,
                                                                                    more than offset by higher other
                                                                                    operation, maintenance and
                                                                                    depreciation and amortization expenses

Net  income for
   common stock..........     20,315            24,976           (19)               Lower operating income and AFUDC and
                                                                                    higher preferred securities
                                                                                    distributions, partly offset by lower
                                                                                    income taxes

Kilowatthour sales
   (millions)............      2,338             2,323             1

Fuel oil price per barrel   $  21.69          $  17.79            22

                                    Nine months ended
                                      September 30,
(in thousands, except per  ------------------------------------              %              Primary reason(s) for significant
     barrel amounts)           1999              1998                      change                          change
-----------------------------------------------------------------------------------------------------------------------------------

Revenues.................      $767,346          $762,494                   1               1.4% higher KWH sales ($10 million) and
                                                                                            higher rates at MECO ($8 million),
                                                                                            partly offset by lower fuel oil prices,
                                                                                            the effects of which are passed on to
                                                                                            customers ($8 million), and lower
                                                                                            revenues related to integrated resource
                                                                                            planning
Expenses
  Fuel oil...............       151,046           149,734                   1               Higher KWHs generated, partly offset by
                                                                                            lower fuel oil prices

  Purchased power........       199,581           204,822                  (3)              Lower KWHs purchased, capacity
                                                                                            charges and fuel prices

  Other..................       285,010           272,413                   5               Higher maintenance and depreciation and
                                                                                            amortization expenses, partly offset by
                                                                                            lower other operation expenses

Operating income.........       131,709           135,525                  (3)              Higher KWH sales and rates at MECO and
                                                                                            lower other operation expenses, more
                                                                                            than offset by higher maintenance and
                                                                                            depreciation and amortization expenses

Net  income for
   common stock..........        56,620            62,927                 (10)              Lower operating income and AFUDC and
                                                                                            higher preferred securities
                                                                                            distributions, partly offset by lower
                                                                                            income taxes

Kilowatthour sales
   (millions)............         6,692             6,601                   1

Fuel oil price per barrel      $  18.86          $  19.77                  (5)

Kilowatthour (KWH) sales in the third quarter and first nine months of 1999 increased 0.6% and 1.4%, respectively, from the same periods in 1998, partly due to an increase in the number of customers. Although KWH sales were higher, electric utility net income decreased 19% during the third quarter of 1999, primarily due to a 37% increase in maintenance expenses (including a larger scope of generating unit overhaul work and more chemical cleanings and equipment part replacements), a 9% increase in depreciation and amortization expense and a 62% decrease in AFUDC. For the first nine months of 1999, electric utility net income decreased by 10% due primarily to a 30% increase in maintenance expenses, a 9% increase in depreciation and amortization expense and a 63% decrease in AFUDC. Depreciation increased due to additions to plant in 1998. AFUDC decreased due to the nonaccrual of AFUDC with respect to HELCO's Keahole project beginning in

December 1998 and a lower construction in progress base on which AFUDC is calculated. Partly offsetting the higher other expenses for the first nine months of 1999 was a 4% decrease in other operation expenses, primarily due to lower employee benefits expense.

Competition

The electric utility industry is becoming increasingly competitive. IPPs are well established in Hawaii and continue to actively pursue new projects. Customer self-generation, with or without cogeneration, has made inroads in Hawaii and is a continuing competitive factor. Competition in the generation sector in Hawaii is moderated, however, by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities. HECO has been able to compete successfully by offering customers economic alternatives that, among other things, employ energy efficient electrotechnologies such as the heat pump water heater.

Legislation has been introduced in Congress that would restructure the electric utility industry with a view toward increasing competition by, for example, allowing customers to choose their generation supplier. Some of the bills would exempt Alaska and Hawaii. Also, the proposed "Comprehensive Electricity Competition Act," submitted to Congress in May 1999, includes a provision that would permit states to "opt out" of the proposed retail competition deadline of not later than January 1, 2003.

On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. See note (3) in HECO's "Notes to Consolidated Financial Statements." In their statement of position, HECO and its subsidiaries proposed to achieve some of the benefits of competition through proposals for (1) competitive bidding for new generation,
(2) performance-based ratemaking (which would include an index-based price cap, an earnings sharing mechanism and a benchmark incentive plan) and (3) innovative pricing provisions (including rate restructuring, expanded time-of-use rates, customer migration rates such as standby charges, flexible pricing to encourage economic development and to compete with customer generation options, new service options and two-part rates incorporating real-time pricing). HECO and its subsidiaries suggest in their statement of position that these proposals be implemented through PUC approval of applications submitted in a series of separate proceedings to be initiated by HECO in 1999 and 2000.

In May 1999, the PUC approved HECO's standard form contract for customer retention, which allows HECO to provide a rate option for customers who would otherwise reduce their energy use from HECO's system by using energy from a nonutility generator. Based on HECO's current rates, the standard form contract provides a 2.77% discount on base energy rates for "Large Power" customers and an 11.27% discount on base energy rates for general service demand customers. In June 1999, the PUC suspended a similar request by HELCO pending further internal PUC review and required HELCO to respond to the statements of the Consumer Advocate and various protestants in that docket (which HELCO completed on July 8, 1999).

PUC regulation of electric utility rates

The PUC has broad discretion in its regulation of the rates charged by HEI's electric utility subsidiaries and in other matters. Any adverse decision and order (D&O) by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other matters, or any prolonged delay in rendering a D&O in a rate or other proceeding, could have a material adverse effect on the Company's financial condition and results of operations. Upon a showing of probable entitlement, the PUC is required to issue an interim D&O in a rate case within 10 months from the date of filing a completed application if the evidentiary hearing is completed (subject to extension for 30 days if the evidentiary hearing is not completed). There is no time limit for rendering a final D&O. Interim rate increases are subject to refund with interest, pending the final outcome of the case. Management cannot predict with certainty when D&Os in pending or future rate cases will be rendered or the amount of any interim or final rate increase that may be granted.

Recent rate requests

HEI's electric utility subsidiaries initiate PUC proceedings from time to time to request electric rate increases to cover rising operating costs, the cost of purchased power and the cost of plant and equipment, including the cost of new capital projects to maintain and improve service reliability. As of September 30, 1999, the return on average common equity (ROACE) found by the PUC to be reasonable in the most recent final rate decision for each utility was 11.4% for HECO (D&O issued on December 11, 1995 and based on a 1995 test year), 11.65% for HELCO (D&O issued on April 2, 1997 and based on a 1996 test year) and 10.94% for MECO (D&O issued on April 6, 1999 and based on a 1999 test year).

Hawaii Electric Light Company, Inc.
----------------------------------

In March 1998, HELCO filed a request to increase rates by 11.5%, or $17.3 million in annual revenues, based on a 1999 test year and a 12.5% ROACE, primarily to recover costs relating to (1) an agreement to buy power from Encogen's 60 MW plant and (2) adding two combustion turbines (CT-4 and CT-5) at HELCO's Keahole power plant. Due to the EAB's denial of HELCO's motion for reconsideration of the EAB's November 25, 1998 decision (see "HELCO power situation--PSD permit" in note (3) to HECO's "Notes to consolidated financial statements") and a delay in purchasing power from Encogen, HELCO's test year 1999 rate increase application was withdrawn in March 1999.

In October 1999, HELCO filed a request to increase rates by 9.6%, or $15.5 million in annual revenues, based on a 2000 test year, primarily to recover (1) costs relating to an agreement to buy power from Encogen's planned 60 MW plant and (2) depreciation of and a return on additional investments in plant and equipment since the last rate case, including pre-PSD facilities at the Keahole power plant (see note 3 in HECO's "Notes to consolidated financial statements"). HELCO determined that a fair and reasonable ROACE for the 2000 test year would be 13.50%. However, HELCO's test year revenue requirements, from which the amount of the requested revenue increase is calculated, are based on a rate of return on rate base of 9.33%, which incorporates a ROACE of 12.0%. HELCO used the 12.0% ROACE for purposes of determining the rate increase, in order to minimize the requested increase, and because of its concern about the impact of a higher requested increase on its customers.

The timing of a future HELCO rate increase request, if any, to recover costs relating to adding CT-4 and CT-5 will depend on future circumstances.

Maui Electric Company, Limited
------------------------------

In January 1998, MECO filed a request to increase rates by 15.3%, or $22.4 million in annual revenues, based on a 1999 test year and a 12.75% ROACE, primarily to recover costs relating to the addition of generating unit M17 in late 1998. In November 1998, MECO revised its requested increase to 11.9%, or $16.4 million in annual revenues, based on a 12.75% ROACE. In December 1998, MECO received an interim D&O from the PUC, effective January 1, 1999, authorizing an 8.5%, or $11.7 million, increase in annual revenues (subject to refund with interest, pending the final outcome of the case), based on a ROACE of 11.12%, which was the ROACE authorized in MECO's prior rate case.

In April 1999, MECO received an amended final D&O from the PUC which authorized an 8.2%, or $11.3 million, increase in annual revenues, based on a 1999 test year and a 10.94% ROACE. The amended final D&O required a refund to customers because MECO had previously received under the interim D&O $0.4 million annually in excess of the amount that was finally approved. MECO refunded with interest the excess amounts collected since January 1, 1999, which amounted to approximately $0.1 million.

In March 1999, the PUC issued a D&O denying MECO's request to include $0.8 million in its rate base for exhaust flow enhancers, which were provided as part of a settlement for a warranty claim. MECO wrote-off the $0.8 million in the first quarter of 1999.

Year 2000

The following discussion includes forward looking statements related, but not limited, to the costs of remediation, the effect of such costs on HECO's financial condition and liquidity, anticipated dates of completion of remediation work, future performance of remediated systems, third party remediation, contingency plans and risks, and most reasonably likely worst case scenarios. See also the discussion under "Forward-looking information" above.

State of readiness. HECO and its subsidiaries identified information technology
------------------
(IT) and non-IT systems which required Year 2000 remediation work and prioritized these systems by importance, business risk and Year 2000 exposure, allocating resources accordingly. Remediation work for each of the systems included an assessment phase, a renovation and validation phase and an implementation phase. All work related to mission-critical electric generation and distribution systems was completed by September 30, 1999. All other remediation work is 99% complete and expected to be finished in November 1999. In December 1998, HECO and its subsidiaries replaced the majority of their business-critical information systems with an integrated application suite that is Year 2000 ready. The installation of an integrated application suite has both simplified and lowered the cost of Year 2000 IT remediation efforts. Numerous Year 2000 tests of both in-house and purchased software have been conducted. HECO and its subsidiaries identified third parties with whom they have significant business relationships and contacted these vendors and service providers to determine their Year 2000 readiness. Significant third parties include fuel suppliers, independent power producers, financial institutions and large customers. Over 99% of the vendors contacted have responded regarding their compliance. HECO and MECO formed Power Partners Year 2000 groups to provide a forum to share information among the utility, their IPPs and fuel suppliers. HECO and MECO also contracted with two of their major vendors of power plant equipment for their services in assessing, remediating and testing their installed control systems. HECO, HELCO and MECO have completed remediation and testing of all generating units on Oahu, Hawaii, Maui, Molokai and Lanai. All independent power producers have done the same. Following national guidelines, HECO, its subsidiaries, and several IPPs successfully conducted Year 2000 readiness drills in September 1999.

Costs. HECO management believes that the cost to remediate its systems to become
------
Year 2000 ready will not have a material adverse effect on HECO's consolidated financial condition or liquidity. The total cost of initiatives undertaken primarily for Year 2000 remediation is estimated at $4.3 million, of which $3.5 million has been incurred through September 30, 1999.

Risks. The Year 2000 remediation effort addresses two distinct areas of risk--
------
(1) electric systems, which deliver power to customers, and (2) business systems, which handle data processing. Importantly, with respect to the electric systems, neither the generation nor distribution systems are fully dependent on automated control systems. HECO and its subsidiaries have the capability to manually control the generation and dispatching of power and have some degree of diversity and redundancy in their systems. There are never 100% guarantees of service reliability. HECO believes, however, the most reasonably likely worst case scenario would be brief, localized power outages and billing, payment, collection and/or reporting errors or delays.

Contingency plans. Contingency plans in the event of a Year 2000 problem are
------------------
being finalized for HECO and its subsidiaries. Approximately 400 employees will be on site on December 31, 1999 to January 1, 2000, and on other critical dates in 2000 as deemed necessary. Other measures to mitigate risk include increased fuel inventories, suspension of fuel transfers between locations, additional units on-line and backup communications systems.

                              FINANCIAL CONDITION

Liquidity and capital resources
-------------------------------
Consolidated HECO believes that its ability to generate cash, both internally from operations and externally from debt and equity issues, is adequate to maintain sufficient liquidity to fund its construction programs and to satisfy debt and other cash requirements in the foreseeable future.

HECO's consolidated capital structure was as follows:

(in millions)                                September 30, 1999                           December 31, 1998
------------------------------------------------------------------------------------------------------------------
Short-term borrowings from nonaffiliates
 and affiliate............................          $  103                 6%              $  139                8%

Long-term debt............................             645                38                  622               36
HECO-obligated preferred securities of
 trust subsidiaries.......................             100                 6                  100                6

Preferred stock...........................              34                 2                   81                5
Common stock equity.......................             803                48                  787               45
                                            --------------      -------------        ------------      ------------
                                                    $1,685               100%              $1,729              100%
                                            ==============      =============        ============      ============

Operating activities provided $145 million in net cash during the first nine months of 1999. Investing activities used net cash of $60 million, primarily for capital expenditures. Financing activities used net cash of $114 million, including $47 million for the payment of common and preferred dividends and preferred securities distributions, $47 million for preferred stock redemptions and $36 million for the net repayment of short-term borrowings, partially offset by a $23 million net increase in long-term debt.

In August 1999, the Department of Budget and Finance of the State of Hawaii issued and sold an aggregate of $61.4 million in refunding special purpose revenue bonds on behalf of HECO, MECO and HELCO. The proceeds of the sale (exclusive of accrued interest) were used to provide a portion of the funds required for the refunding prior to stated maturity of the 7.2% Series 1984 Revenue Bonds ($11.4 million) and the 7-5/8% Series 1988 Revenue Bonds ($50 million).

The electric utilities' consolidated financing requirements for 1999 through 2003, including net capital expenditures, long-term debt retirements, preferred stock redemptions and sinking fund requirements, are currently estimated to total $666 million. HECO's consolidated internal sources, after the payment of common stock and preferred stock dividends, are expected to provide approximately 91% of the consolidated financing requirements, with debt financing providing the remaining requirements. As of September 30, 1999, approximately $17.4 million of proceeds from previous sales by the Department of Budget and Finance of the State of Hawaii of special purpose revenue bonds issued for the benefit of HECO, MECO and HELCO remain undrawn. Also as of September 30, 1999, an additional $100 million of revenue bonds were authorized for issuance for the benefit of HECO and HELCO prior to the end of 2003. It is anticipated that the Department of Budget and Finance of the State of Hawaii will issue and sell, in November 1999, $35 million aggregate principal amount of special purpose revenue bonds on behalf of HECO and $20 million aggregate principal amount of refunding special purpose revenue bonds on behalf of HECO, MECO and HELCO. The proceeds (exclusive of accrued interest) from the sale of refunding revenue bonds, if issued, will be used to provide a portion of the funds required to refund the 7.35% Series 1990A Revenue Bonds ($20 million) prior to stated maturity. The PUC must approve issuances of long-term securities by HECO, HELCO and MECO.

Capital expenditures include the costs of projects which are required to meet expected load growth, to improve reliability and to replace and upgrade existing equipment. Net capital expenditures for the five-year period 1999 through 2003 are currently estimated to total $595 million. Approximately 74% of forecast gross capital expenditures, which includes the allowance for funds used during construction and capital expenditures funded by third-party cash contributions in aid of construction, is for transmission and distribution projects, with the remaining 26% primarily for generation projects.

For 1999, electric utility net capital expenditures are estimated to be $119 million. Gross capital expenditures are estimated to be $138 million, comprised of approximately $108 million for transmission and distribution projects, $24 million for generation projects and $6 million for general plant and existing generation projects. Drawdowns of proceeds from previous and future sales of tax-exempt special purpose revenue bonds and the generation of funds from internal sources are expected to provide the cash needed for the net capital expenditures.

Management periodically reviews capital expenditure estimates and the timing of construction projects. These estimates may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of KWH sales and peak load, the availability of purchased power, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate increases, escalation in construction costs, demand-side management programs and requirements of environmental and other regulatory and permitting authorities.

Other information
-----------------
EPA notice of violation and civil administrative complaints

On September 30, 1999, HECO received civil administrative complaints from the EPA for alleged violations of Resource Conservation and Recovery Act hazardous waste regulations at the Waiau and Kahe power plants. Penalties associated with each alleged violation/count were identified in the complaints. The combined penalty for both facilities amounted to approximately $153,000. HECO is working with the EPA on a settlement of the matter.

DOH notice of violation for Kahe sludge drying bed

By letter dated September 30, 1999, HECO received a notice of violation from the DOH for alleged disposal of hazardous waste at the sludge drying bed at the Kahe power plant. Previously, in March 1999, HECO had voluntarily notified the DOH upon discovering unexplained high levels of selenium in the sludge drying bed. HECO initiated an investigation to characterize the site and to determine the source of the contamination, and submitted a draft corrective action plan to the DOH in April 1999. The source of the high levels of selenium remains unknown. The notice of violation identifies revisions DOH would like to see in the corrective action plan. HECO has 30 days to submit a revised plan to the DOH for review. Once the plan is approved, HECO has 60 days from that date to implement and complete cleanup of the sludge drying bed. Although no monetary penalty is imposed in the notice of violation, HECO will incur cleanup costs of approximately $100,000.

HECO power outage

On April 9, 1991, HECO experienced a power outage that affected all customers on the island of Oahu. The PUC initiated an investigation of the April 9, 1991 outage, which was consolidated with a pending investigation of an outage that occurred in 1988. Power Technologies, Inc. (PTI), an independent consultant hired by HECO with the approval of the PUC, investigated the 1991 outage. HECO implemented certain of PTI's recommendations and provided the PUC with summaries of its progress on those recommendations. In July 1999, the PUC issued its D&O and ordered that (1) PTI's report on the investigation, including its findings, conclusions and recommendations, be accepted and approved, (2) HECO continue to provide annual status reports on the final implementation of PTI's recommendations and (3) the investigation be closed. The PUC also concluded that no penalty was justified based on the facts and circumstances of the case. In October 1999, the PUC clarified its order indicating that by approving and accepting PTI's report, the PUC has not approved or disapproved HECO's determinations as to whether or how to implement the specific recommendations of the report.

Ratio of earnings to fixed charges

The following table sets forth HECO's consolidated ratios of earnings to fixed charges for the periods indicated:


                                                                                                                Nine Months
                                                                                                                   Ended
                                                            Years Ended December 31,                           September 30,
                                        ----------------------------------------------------------------------------------------
                                            1994         1995         1996         1997         1998         1998         1999
                                        ----------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges......      3.47         3.46         3.58         3.26         3.33         3.36         3.07
                                        ============  ===========  ============  ===========  ===========  ===========  ========

In computing the Ratio of Earnings to Fixed Charges, earnings represent Income Before Preferred Stock Dividends of HECO (reduced by Allowance for Borrowed Funds Used During Construction) plus federal and state income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (without reduction for the Allowance for Borrowed Funds Used During Construction) plus amortization of net bond premium and expense, pre-tax preferred stock dividend requirements of MECO and HELCO, the estimated interest component of rentals and the preferred securities distribution requirements of HECO Capital Trust I and HECO Capital Trust II.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.


HAWAIIAN ELECTRIC INDUSTRIES, INC.       HAWAIIAN ELECTRIC COMPANY, INC.
                     (Registrant)                          (Registrant)


/s/ Robert F. Mougeot                    /s/ Paul Oyer
--------------------------------         ------------------------------
Robert F. Mougeot                        Paul Oyer
Financial Vice President and             Financial Vice President and
 Chief Financial Officer of HEI           Treasurer
(Principal Financial Officer of HEI)     (Principal Financial Officer of HECO)

Date:  October 28, 1999                  Date:  October 28, 1999